Exhibit 4.2

Description of Securities Registered Under
Section 12 of the Securities Exchange Act of 1934

The following is a summary of the rights of the common units of fractional undivided beneficial interest (the “Shares”) of Fidelity Wise Origin Bitcoin Fund (the “Trust”), which is the only class of securities of the Trust that is registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). The description is intended as a summary, and is qualified in its entirety by reference the Second Amended and Trust Agreement, a copy of which has been filed as exhibits to this Annual Report on Form 10‑K. Terms used but not defined herein have the meaning set forth in the Trust’s Annual Report on Form 10‑K for the year ended December 31, 2023, of which this exhibit is a part.

General

The Trust operates pursuant to the Second Amended and Restated Trust Agreement between the Delaware Trust Company, a Delaware trust company and Delaware trustee of the Trust (the “Trustee”) and FD Funds Management LLC (the “Sponsor”), as may be amended from time to time (as so amended, the “Trust Agreement”). Under the Trust Agreement, the Trust is authorized to create and issue an unlimited number of Shares. Shares will be issued only in Baskets (a Basket equals a block of 25,000 Shares) in connection with creations. The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust and have no par value. The Shares are quoted on the Cboe BZX Exchange, Inc. under the ticker symbol “FBTC.”

Description of Limited Rights

The Shares do not represent a traditional investment and should not be viewed as similar to “shares” of a corporation operating a business enterprise with management and a board of directors. A Shareholder will not have the statutory rights normally associated with the ownership of shares of a corporation. Each Share is transferable, is fully paid and non‑assessable. Except in limited circumstances, Shareholders will have no voting rights under the Trust Agreement.

Voting and Approvals

The Shareholders of the Trust take no part in the management or control, and have no voice in, the Trust’s operations or business. Except in limited circumstances, Shareholders will have no voting rights under the Trust Agreement. The Sponsor generally has the right to amend the Trust Agreement as it applies to the Trust and Shareholders will have the right to vote only if expressly required under Delaware or federal law or rules or regulations of the Exchange, or if submitted to the Shareholders by the Sponsor in its sole discretion. The Sponsor may take actions in the operation of the Trust that may be adverse to the interests of Shareholders and may adversely affect the value of the Shares.

Derivative Actions

Under Delaware law, a shareholder may bring a derivative action if the shareholder is a shareholder at the time the action is brought and either (i) was a shareholder at the time of the transaction at issue or (ii) acquired the status of shareholder by operation of law or the Trust’s governing instrument from a person who was a shareholder at the time of the transaction at issue. Additionally, Section 3816(e) of the Delaware Statutory Trust Act specifically provides that a “beneficial owner’s right to bring a derivative action may be subject to such additional standards and restrictions, if any, as are set forth in the governing instrument of the statutory trust, including, without limitation, the requirement that beneficial owners owning a specified beneficial interest in the statutory trust join in the bringing of the derivative action.” In addition to the requirements of applicable law and in accordance with Section 3816(e), the Trust Agreement provides that no Shareholder will have the right, power or authority to bring or maintain a derivative action, suit or other proceeding on behalf of the Trust unless two or more Shareholders who (i) are not “Affiliates” (as defined in the Trust Agreement) of one another and (ii) collectively hold at least 10.0% of the outstanding Shares join in the bringing or maintaining of such action, suit or other proceeding.

This provision applies to any derivative actions brought in the name of the Trust other than claims under the federal securities laws and the rules and regulations thereunder. Due to this additional requirement, a Shareholder attempting to bring or maintain a derivative action in the name of the Trust will be required to locate other Shareholders with which it is not affiliated and that have sufficient Shares to meet the 10.0% threshold based on the number of Shares outstanding on the date the claim is brought and thereafter throughout the duration of the action, suit or proceeding.

Distributions

Pursuant to the terms of the Trust Agreement, the Trust may make distributions on the Shares either in cash or in kind, including in such form as is necessary and permissible for the Trust to facilitate the distribution of Incidental Rights and/or IR Assets (as defined in the Trust Agreement).

In addition, if the Trust is terminated and liquidated, the Sponsor (or in the event there is no Sponsor, such person (the “Liquidating Trustee”) as the majority in interest of the Shareholders may propose and approve) shall wind up the affairs of the Trust and liquidate all assets as promptly as is consistent with obtaining the fair value thereof, and apply and distribute the proceeds from such liquidation in the following order of priority: (a) to the expenses of liquidation and termination and to creditors, including Shareholders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Trust (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for distributions to Shareholders, and (b) to the Shareholders pro rata in accordance with their respective Percentage Interests of the Trust Estate.

Appointment of Agent

Pursuant to the terms of the Trust Agreement, by purchase and acceptance or other lawful delivery, acceptance or holding of the Shares, the Shareholders shall be deemed to agree that the Sponsor may cause the Trust to appoint an agent (an “IR Agent”) to act on their behalf in connection with any distribution of Incidental Rights and/or IR Assets if the Sponsor has determined in good faith that such appointment is reasonably necessary or in the best interests of the Trust and the Shareholders in order to facilitate the distribution of any Incidental Rights and/or IR Assets. For the avoidance of doubt, the Sponsor may cause the Trust to appoint the Sponsor or any of its Affiliates to act in such capacity.

Any Person appointed as IR Agent of the Shareholders shall receive an in-kind distribution of Incidental Rights and/or IR Assets on behalf of the Shareholders of record with respect to such distribution and following receipt of any such distribution, shall determine, in such Person’s sole discretion and without any direction from the Trust or the Sponsor (in its capacity as Sponsor of the Trust), whether and when to sell the distributed Incidental Rights and/or IR Assets on behalf of the record date Shareholders.

Any IR Agent appointed shall not receive any compensation in connection with its role as IR Agent. The foregoing notwithstanding, any such IR Agent shall be entitled to receive from any distribution of Incidental Rights and/or IR Assets, Incidental Rights and/or IR Assets with an aggregate fair market value equal to the amount of administrative and other reasonable expenses incurred by such IR Agent in connection with such in-kind distribution of Incidental Rights and/or IR Assets, including expenses incurred by such IR Agent in connection with any post-distribution sale of such Incidental Rights and/or IR Assets

Creation and Redemption of Shares

The Trust creates and redeems Shares from time to time, but only in one or more Baskets. A Basket equals 25,000 Shares. Orders to create and redeem baskets may only be made by Authorized Participants. Baskets are currently only made in exchange for delivery to the Trust or the distribution by the Trust of the amount of cash represented by the Baskets being created or redeemed, however the Trust Agreement permits that baskets may be made or redeemed in-kind for bitcoin.

Registered Form

Shares are issued in registered form in accordance with the Trust Agreement. The Transfer Agent has been appointed registrar and transfer agent for the purpose of transferring Shares in certificated form. The Transfer Agent keeps a record of all Shareholders and holders of the Shares in certified form in the registry. The Sponsor recognizes transfers of Shares in certificated form only if done in accordance with the Trust Agreement. The beneficial interests in such Shares are held in book-entry form through participants and/or accountholders in DTC.

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Book‑Entry Form

Individual certificates are not issued for the Shares. Instead, Shares are represented by one or more global certificates, which are deposited by the Administrator with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the Shares outstanding at any time. Shareholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (“DTC Participants”), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (“Indirect Participants”), and (3) those who hold interests in the Shares through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of Shares. DTC Participants acting on behalf of Shareholders holding Shares through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Shares are credited to DTC Participants’ securities accounts following confirmation of receipt of payment.

The Shares are only transferable through the book-entry system of DTC. Shareholders who are not DTC Participants may transfer their Shares through DTC by instructing the DTC Participant holding their Shares (or by instructing the Indirect Participant or other entity through which their Shares are held) to transfer the Shares. Transfers are made in accordance with standard securities industry practice.

Share Splits

The Sponsor reserves the right to adjust the Share price of the Trust in the future to maintain convenient trading ranges for Shareholders. Any adjustments would be accomplished through stock splits or reverse stock splits. Such splits would decrease (in the case of a split) or increase (in the case of a reverse split) the proportionate NAV per Share, but would have no effect on the net assets of the Trust or the proportionate voting rights of Shareholders or the value of any Shareholder’s investment.

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